Exhibit 2.2

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement, dated July 13, 2013 (“Agreement”) by and among Career Start, Inc., a Florida Corporation(“CSI”), the individuals holding 100% of the Shares in CSI (the “CSI Shareholders”), Pub Crawl Holdings, Inc., a Nevada corporation (“PBCW”), and the majority stockholders of PBCW (the “PBCW Controlling Stockholder”).

WHEREAS, the CSI Majority Stockholders own 100% of the issued and outstanding ordinary shares of CSI;

WHEREAS, (i) the CSI Majority Stockholders and CSI believe it is in the best interests of CSI and its stockholders (the “CSI Shareholders”) to exchange 100% of the Shares of CSI (the “CSI Shares”) for 47, 142,858 newly-issued shares of common stock, $0.001 par value per share, of PBCW (the “PBCW Common Stock”), as set forth on Schedule I hereto (the “PBCW Shares”), and (ii) PBCW believes it is in its best interest and the best interest of its stockholders to acquire the CSI Interest in exchange for the PBCW Shares, all upon the terms and subject to the conditions set forth in this Agreement (the “Share Exchange”); and

WHEREAS, it is the intention of the parties that: (i) the Share Exchange shall qualify as a tax-free reorganization under Section 368(a)(l)(B) of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) the Share Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended and in effect on the date of this Agreement (the “Securities Act”); and

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

EXCHANGE OF CSISHARES FOR PBCW SHARES

Section 1.1     Agreement to Exchange CSI Shares for PBCW Shares. On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, the CSI Shareholders shall assign, transfer, convey and deliver the CSI Shares to PBCW. In consideration and exchange for the CSI Shares, PBCW shall issue, transfer, convey and deliver the PBCW Shares to the CSI Shareholders.

Section 1.2     Closing and Actions at Closing. The closing of the Share Exchange (the “Closing”) shall take place remotely via the exchange of documents and signatures on the day the conditions to closing set forth in Articles V and VI herein have been satisfied or waived, or at such other time and date as the parties hereto shall agree in writing (the “Closing Date”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PBCW

PBCW represents, warrants and agrees that all of the statements in the following subsections of this Article
II are true and complete as of the date hereof.

Section 2.1     Corporate Organization

•
PBCW is a corporation duly organized, validly existing and in good standing w1der the laws of Nevada, and has all requisite corporate power and authority to own its properties and assets and governmental licenses, authorizations, consents and approvals to conduct its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its activities makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect on the activities, business, operations, properties, assets, condition or results of operation of PBCW. “Material Adverse Effect” means, when used with respect to PBCW, any event, occurrence, fact, condition, change or effect, which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or operating results of

PBCW, or materially impair the ability of PBCW to perform its obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, or (ii) changes in the United States securities markets generally.

B.           Copies of the articles of incorporation and by-laws of PBCW with all amendments thereto, as of the date hereof (the “PBCW Charter Documents”), have been furnished to the CSI Shareholders and to CSI, and such copies are accurate and complete as of the date hereof. The minute books of PBCW are current as required by law, contain the minutes of all meetings of the PBCW Board and stockholders of PBCW from its date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the PBCW Board and stockholders of PBCW. PBCW is not in violation of any of the provisions of the PBCW Charter Documents.

Section 2.2     Capitalization of PBCW.

A.          The authorized capital stock of the Company immediately prior to this Share Exchange consists of 750,000,000 shares of Common Stock, $0.001 par value, of which 141,055,555 shares of Common Stock are issued and outstanding and 500,000,000 shares of Preferred Stock, $0.001 par value, of which none are issued and outstanding.

B.          All of the issued and outstanding shares of Common Stock of PBCW immediately prior to this Share Exchange are, and all shares of Common Stock of PBCW when issued in accordance with the terms hereof will be, duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance with all applicable U.S. federal and state securities laws and state corporate laws, and have been issued free of preemptive rights of any security holder. Except with respect to securities to be issued in connection with the Private Placement and to the CSI Shareholders pursuant to the terms hereof, as of the date of this Agreement there are no outstanding or authorized options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire or receive any shares of PBCW’s capital stock, nor are there or will there be any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights, preemptive rights or rights of first refusal with respect to PBCW or any Common Stock, or any voting trusts, proxies or other agreements, understandings or restrictions with respect to the voting of PBCW’s capital stock. There are no registration or anti-dilution rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which PBCW is a party or by which it is bound with respect to any equity security of any class of PBCW. PBCW is not a party to, and it has no knowledge of, any agreement restricting the transfer of any shares of the capital stock of PBCW. The issuance of all of the shares of PBCW described in this Section 2.2 have been, or will be, as applicable, in compliance with U.S. federal and state securities laws and state corporate laws and no stockholder of PBCW has any right to rescind or bring any other claim against PBCW for failure to comply with the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws.

C.           There are no outstanding contractual obligations (contingent or otherwise) of PBCW to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, PBCW or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other person.

Section 2.3     Subsidiaries and Equity Investments. PBCW does not directly or indirectly own any capital stock or other securities of, or any beneficial ownership interest in, or hold any equity or similar interest, or have any investment in any corporation, limited liability company, partnership, limited partnership, joint venture or other company, person or other entity other than Mobile Dynamic Marketing, Inc. and PB PubCrawl.com. LLC.

Section 2.4    Authorization. Validity and Enforceability of Agreements. PBCW has all corporate power and authority to execute and deliver this Agreement and all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by PBCW and the consummation by PBCW of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of PBCW, and no other corporate proceedings on the part of PBCW are necessary to authorize this Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the valid and legally binding obligation of PBCW and is enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally. PBCW does not need to give any notice to, make any filings with, or obtain any authorization, consent or approval of any government or governmental agency or other person in order for it to consummate the transactions contemplated by this Agreement, other than filings that may be required or permitted under states securities laws, the Securities Act and/or the Exchange Act resulting from the issuance of the PBCW Shares or in connection with the Share Exchange.

Section 2.5    No Conflict or Violation. Neither the execution and delivery of this Agreement by PBCW, nor the consummation by PBCW of the transactions contemplated hereby will: (i) contravene, conflict with, or violate any provision of the PBCW Charter Documents; (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, court, administrative panel or other tribunal to which PBCW is subject, (iii) conflict with, result in a breach of, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which PBCW is a party or by which it is bound, or to which any of its assets or properties are subject; or (iv) result in or require the creation or imposition of any encumbrance of any nature upon or with respect to any of PBCW’s assets, including without limitation the PBCW Shares.

Section 2.6    Agreements. Except as disclosed on documents filed with the Securities and Exchange Commission (the “Commission”), PBCW is not a party to or bound by any contracts, including, but not limited to, any:

A.          employment, advisory or consulting contract;

B.           plan providing for employee benefits of any nature, including any severance payments;

C.           lease with respect to any property or equipment;

D.          contract, agreement, understanding or commitment for any future expenditure in excess of $5,000 in the aggregate;

E.           contract or commitment pursuant to which it has assumed, guaranteed, endorsed, or otherwise become liable for any obligation of any other person, entity or organization; or

F.           agreement with any person relating to the dividend, purchase or sale of securities, that has not been settled by the delivery or payment of securities when due, and which remains unsettled upon the date of this Agreement, except with respect to the PBCW Shares or the securities to be issued pursuant to the Securities Purchase Agreement.

PBCW has provided to CSI and the CSI Shareholders, prior to the date of this Agreement, true, correct and complete copies of each contract (whether written or oral), including each amendment, supplement and modification thereto (the “PBCW Contracts’’). The Company shall satisfy all liabilities due under the PBCW Contracts as of the date of Closing. All such liabilities shall be satisfied or released at or prior to Closing. Any amounts accrued post Closing shall be the sole responsibility of CSI.

Section 2.7     Litigation. There is no action, suit, proceeding or investigation (“Action”) pending or, to the knowledge of PBCW, currently threatened against PBCW or any of its affiliates, that may affect the validity of this Agreement or the right of PBCW to enter into this Agreement or to consummate the transactions contemplated hereby or thereby. There is no Action pending or, to the knowledge of PBCW, currently threatened against PBCW or any of its affiliates, before any court or by or before any governmental body or any arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against PBCW or any of its affiliates, with the exception of a lawsuit filed by George Sharp relating to Violation of Restrictions on Unsolicited Commercial Email Advertisers. Neither PBCW nor any of its affiliates is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no Action by PBCW or any of its affiliates relating to PBCW currently pending or which PBCW or any of its affiliates intends to initiate.

Section 2.8    Compliance with Laws. PBCW has been and is in compliance with, and has not received any notice of any violation of any, applicable law, order, ordinance, regulation or rule of any kind whatsoever, including without limitation the Securities Act, the Exchange Act, the applicable rules and regulations of the SEC or the applicable securities laws and rules and regulations of any state.

Section 2.9     Financial Statements: SEC Filings.

A.          PBCW’s financial statements (the “Financial Statements”) contained in its periodic reports filed with the SEC have been prepared in accordance with generally accepted accounting principles applicable in the United States of America (“U.S. GAAP”) applied on a consistent basis throughout the periods indicated, except that those Financial Statements that are not audited do not contain all footnotes required by U.S. GAAP. The Financial Statements fairly present the financial condition and operating results of PBCW as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. PBCW has no material liabilities (contingent or otherwise). PBCW is not a guarantor or indemnitor of any indebtedness of any other person, entity or organization. PBCW maintains a standard system of accounting established and administered in accordance with U.S. GAAP.

B.           PBCW has timely made all filings with the SEC that it has been required to make under the Securities Act and the Exchange Act (the “Public Reports”). Each of the Public Reports has complied in all material respects with the applicable provisions of the Securities Act, the Exchange Act, and the Sarbanes/Oxley Act of2002 (the “Sarbanes/Oxley Act”) and/or regulations promulgated there under. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading. There is no event, fact or circumstance that would cause any certification signed by any officer of PBCW in connection with any Public Report pursuant to the Sarbanes/Oxley Act to be untrue, inaccurate or incorrect in any respect. There is no revocation order, suspension order, injunction or other proceeding or law affecting the trading of PBCW’s Common Stock, it being acknowledged that none of PBCW’s securities are approved or listed for trading on any exchange or quotation system.

Section 2.10  Books, Financial Records and Internal Controls. All the accounts, books, registers, ledgers, PBCW Board minutes and financial and other records of whatsoever kind of PBCW have been fully, properly and accurately kept and completed; there are no material inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and legal position of PBCW. PBCW maintains a system of internal accounting controls sufficient, in the judgment of PBCW, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

Section 2.11  Employee Benefit Plans. PBCW does not have any “Employee Benefit Plan” as defined in the U.S. Employee Retirement Income Security Act of 1974 or similar plans under any applicable laws.

Section 2.12  Tax Returns. Payments and Elections. PBCW has filed Tax (as defined below) returns, statements, reports, declarations and other forms and documents (including, without limitation, estimated tax returns and reports and material information returns and reports) (“Tax Returns”) required pursuant to applicable law to be filed with any Tax Authority (as defined below) with the exception of the completion of2013 filings. All such Tax Returns are accurate, complete and correct in all material respects, and PBCW has timely paid all Taxes due and adequate provisions have been and are reflected in PBCW’s Financial Statements for all current taxes and other charges to which PBCW is subject and which are not currently due and payable with the exception of 2013 filings. None of PBCW’s federal income tax returns have been audited by the Internal Revenue Service. PBCW has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against the PBCW for any period, nor of any basis for any such assessment, adjustment or contingency. For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes including, without limitation, (x) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any addition to tax or additional amount imposed by any United States, local or foreign governmental authority or regulatory body responsible for the imposition of any such tax (domestic or foreign) (a “Tax Authority”), (y) any liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor thereof, and (z) any liability for the payment of any amounts of the type described in (x) or (y) as a result of any express or implied obligation to indemnify any other person.

Section 2.13  No Debt Obligations. Upon the Closing Date, PBCW will have no debt, obligations or liabilities of any kind whatsoever other than with respect to the transactions contemplated hereby and those disclosed in public filings. PBCW is not a guarantor of any indebtedness of any other person, entity or corporation except as disclosed in public filings.

Section 2.14  No Broker Fees. No brokers, finders or financial advisory fees or commissions will be payable by or to PBCW or any of their affiliates with respect to the transactions contemplated by this Agreement.

Section 2.15  No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or anticipated by PBCW to arise, between PBCW and any accountants and/or lawyers formerly or presently engaged by PBCW. PBCW is current with respect to fees owed to its accountants and lawyers.

Section 2.16  Disclosure. This Agreement and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of PBCW in connection with the transactions contemplated by this Agreement do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 2.17  Absence of Undisclosed Liabilities. Since the date of the filing of its quarterly report on Form 10-Q for the quarter ended March 30,2013, except as specifically disclosed in the Public Reports: (A) there has been no event, occurrence or development that has resulted in or could result in a Material Adverse Effect; (B) PBCW has not incurred any liabilities, obligations, claims or losses, contingent or otherwise, including debt obligations, other than professional fees; (C) PBCW has not declared or made any dividend or distribution of cash or property to its shareholders, purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, or issued any equity securities other than with respect to transactions contemplated hereby; (D) PBCW has not made any loan, advance or capital contribution to or investment in any person or entity; (E) PBCW has not discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business; (F) PBCW has not suffered any substantial losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business; and (G) except for the Share Exchange, PBCW has not entered into any other transaction other than in the ordinary course of business, or entered into any other material transaction, whether or not in the ordinary course of business.

Section 2.18  No Integrated Offering. PBCW has one current registration statement pending before the Commission or currently under the Commission’s review and since the Closing Date, except as contemplated under this Agreement, PBCW has not offered or sold any of its equity securities or debt securities convertible into shares of Common Stock.

Section 2.19   Employees.

A.          PBCW has no employees.

B.          Other than Michelle Pannoni and Brian McFadden, PBCW does not have any officers or directors. No director or officer of PBCW is a party to, or is otherwise bound by, any contract (including any confidentiality, non-competition or proprietary rights agreement) with any other person that in any way adversely affects or will materially affect (a) the performance of her duties as a director or officer of PBCW or (b) the ability of PBCW to conduct its business.

Section 2.20  No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to PBCW or its respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by PBCW but which has not been so publicly announced or disclosed. PBCW has not provided to CSI, or the CSI Shareholders, any material non-public information or other information which, according to applicable law, rule or regulation, was required to have been disclosed publicly by PBCW but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement and/or the Private Placement.

Section 2.21  Disclosure. This Agreement and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of PBCW or any of the PBCW Controlling Stockholders in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 2.22  No Assets or Real Property. Except as set forth on the most recent Financial Statements, PBCW does not have any assets of any kind. PBCW does not own or lease any real property.

Section 2.23  Interested Party Transactions. Except as disclosed on Schedule 2.23 and in Commission filings, no officer, director or shareholder of PBCW or any affiliate or “associate” (as such term is defined in Rule 405 of the Commission under the Securities Act) of any such person or entity, has or has had, either directly or indirectly, (a) an interest in any person or entity which (i) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by PBCW, or (ii) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish PBCW any goods or services; or (b) a beneficial interest in any contract or agreement to which PBCW is a party or by which it may be bound or affected.

Section 2.24  Intellectual Property. Except as in documents filed with the Commission, PBCW does not own, use or license any intellectual property in its business as presently conducted.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CSI

CSI represents, warrants and agrees that all of the statements in the following subsections of this Article III, pertaining to CSI, are true and complete as of the date hereof.

Section 3.1    Incorporation. CSI is a company duly incorporated, validly existing, and in good standing under the laws of the State of Florida and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of CSI’s Articles of Incorporation or bylaws. CSI has taken all actions required by law, its Articles of Incorporation or bylaws, or otherwise to authorize the execution and delivery of this Agreement. CSI has full power, authority, and legal capacity and has taken all action required by law, its Articles of Incorporation or bylaws, and otherwise to consummate the transactions herein contemplated.

Section 3.2     Authorized Shares. The number of Common shares which CSI is authorized to issue is 750,000,000 with a par value of 0.001. The number of Preferred shares which CSI is authorized to issue is 500,000,000 with a par value of 0.001. There are 1,000,000 shares of common stock issued and outstanding and no shares of Preferred shares issued and outstanding. The issued and outstanding shares are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 3.3    Subsidiaries and Predecessor Corporations. CSI does not directly or indirectly own any capital stock or other securities of, or any beneficial ownership interest in, or hold any equity or similar interest, or have any investment in any corporation, limited liability company, partnership, limited partnership, joint venture or other company, person or other entity.

Section 3.4    Financial Statements. CSI has kept all books and records since inception and such audited financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The balance sheets are true and accurate and present fairly as of their respective dates the financial condition of CSI. As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, CSI had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of CSI, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles.

CSI has duly and punctually paid all Governmental fees and taxation which it has become liable to pay and has duly allowed for all taxation reasonably foreseeable and is under no liability to pay any penalty or interest in connection with any claim for governmental fees or taxation and CSI has made any and all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is true and complete and full provision or reserves have been made in its financial statements for all Governmental fees and taxation.

The books and records, financial and otherwise, of CSI are, in all material aspects, complete and correct and have been maintained in accordance with good business and accounting practices.

All of CSI’s assets are reflected on its financial statements, and CSI has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 3.5     Information. The information concerning CSI set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 3.6     Absence of Certain Changes or Events. Since July 13, 2013 (a) there has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of CSI; and (b) CSI has not (i) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (ii) made any material change in its method of management, operation or accounting, (iii) entered into any other material transaction other than sales in the ordinary course of its business; or (iv) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees; and

Section 3.7     Litigation and Proceedings. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of CSI after reasonable investigation, threatened by or against CSI or affecting CSI or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. CSI does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances

Section 3.8     No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which CSI is a party or to which any of its assets, properties or operations are subject.

Section 3.9     Compliance With Laws and Regulations. To the best of its knowledge, CSI has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of CSI or except to the extent that noncompliance would not result in the occurrence of any material liability for CSI. This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 3.10   Approval of Agreement. The Board of Directors of CSI has authorized the execution and delivery of this Agreement by CSI and has approved this Agreement and the transactions contemplated hereby.

Section 3.11  Valid Obligation. This Agreement and all agreements and other documents executed by CSI in connection herewith constitute the valid and binding obligation of CSI, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CSI SHAREHOLDERS

The CSI Shareholders hereby represents and warrants to PBCW:

Section 4.1     Authority. The CSI Shareholders have the right, power, authority and capacity to execute and deliver this Agreement to which the CSI Shareholders are a party, to consummate the transactions contemplated by this Agreement to which the CSI Shareholders are a party, and to perform the CSI Shareholders’ obligations under this Agreement to which the CSI Shareholders are a party. This Agreement has been duly and validly authorized and approved, executed and delivered by the majority of CSI Shareholders. Assuming this Agreement has been duly and validly authorized, executed and delivered by the parties thereto other than the CSI Shareholders, this Agreement is duly authorized, executed and delivered by the CSI Shareholders and constitutes the legal, valid and binding obligation of the CSI Shareholders, enforceable against the CSI Shareholders in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

Section 4.2     No Conflict. Neither the execution or delivery by the CSI Shareholders of this Agreement to which the CSI Shareholders are a party nor the consummation or performance by the CSI Shareholders of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the organizational documents of the CSI Shareholders (if the CSI Shareholders are not a natural person); (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which the CSI Shareholders are a party or by which the properties or assets of the CSI Shareholders are bound; or (c) contravene, conflict with, or result in a violation of, any Law or Order to which the CSI

Shareholders, or any of the properties or assets of the CSI Shareholders, may be subject.

Section 4.3     Litigation. There is no pending Action against the CSI Shareholders that involves the CSI Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement or the business of CSI and, to the knowledge of the CSI Shareholders, no such Action has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Action.

Section 4.4     Acknowledgment. The CSI Shareholders understand and agree that the PBCW Shares to be issued pursuant to this Agreement have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the PBCW Shares is being effected in reliance upon an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering or Regulation D promulgated there under or Regulation S for offers and sales of securities outside the U.S.

Section 4.5     Stock Legends. The CSI Shareholders hereby agrees with PBCW as follows:

A.          Securities Act Legend Accredited Investors. The certificates evidencing the PBCW Shares issued to the CSI Shareholders will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (3) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, AND BASED ON AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONADLY SATISFACTORY TO THE COMPANY, THAT THE PROVISIONS OF REGULATIONS HAVE BEEN SATISFIED.

B.           Other Legends. The certificates representing such PBCW Shares, and each certificate issued in transfer thereof, will also bear any other legend required under any applicable law, including, without limitation, any U.S. state corporate and state securities law, or contract.

C.           Opinion. The CSI Shareholders shall not transfer any or all of the PBCW Shares pursuant to Rule 144, under the Securities Act, Regulation S or absent an effective registration statement under the Securities Act and applicable state securities law covering the disposition of the PBCW Shares, without first providing PBCW with an opinion of counsel (which counsel and opinion are reasonably satisfactory to the PBCW) to the effect that such transfer will be made in compliance with Rule 144, under the Securities Act, Regulation S or will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable U.S. state securities laws.

Section 4.6    Ownership of Shares. The CSI Shareholders are the beneficial owners of the CSI Shares. The CSI Shareholders are not the record or beneficial owner of any other interest in CSI. The CSI Shareholders have and shall transfer at the Closing, good and marketable title to the CSI Shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever, excepting only restrictions on future transfers imposed by applicable law.

Section 4.7     Pre-emptive Rights. At Closing, no CSI Shareholders have any pre-emptive rights or any other rights to acquire any shares of CSI that have not been waived or exercised.

ARTICLE V

CONDITIONS TO OBLIGATIONS OF CSI AND THE CSI SHAREHOLDERS

The obligations of CSI and the CSI Shareholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by CSI and the CSI Shareholders at their sole discretion:

Section 5.1    Representations and Warranties of PBCW. All representations and warranties made by PBCW in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case, subject to the limitations applicable to the particular date or period, they will be true and correct in all material respects on and as of the Closing Date with respect to such date or period.

Section 5.2    Agreements and Covenants. PBCW shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Closing Date.

Section 5.3    Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

Section 5.4    No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of PBCW shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement

Section 5.5     Other Closing Documents. CSI shall have received such certificates, instruments and documents in confirmation of the representations and warranties of PBCW, PBCW’s performance of its obligations hereunder, and/or in furtherance of the transactions contemplated by this Agreement as the CSI Shareholders and/or their respective counsel may reasonably request.

Section 5.6     Documents. PBCW must have caused the following documents to be delivered to CSI and the CSI Shareholder:

A.          share certificates evidencing the PBCW Shares registered in the name of the CSI Shareholders;

B.           this Agreement is duly executed;

C.           such other documents as CSI may reasonably request for the purpose of (A) evidencing the accuracy of any of the representations and warranties of PBCW, (B) evidencing the performance of, or compliance by PBCW with any covenant or obligation required to be performed or complied with by PBCW, (C) evidencing the satisfaction of any condition referred to in this Article V, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

Section 5.7     No Material Adverse Effect. There shall not have been any event, occurrence or development that has resulted in or could result in a Material Adverse Effect on or with respect to PBCW.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF PBCW

The obligations of PBCW to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by PBCW in its sole discretion:

Section 6.1     Representations and Warranties of CSI and the CSI Shareholders. All representations and warranties made by CSI and the CSI Shareholders on behalf of themselves individually in this Agreement shall be true and correct on and as of the Closing Date except insofar as the representation and warranties relate expressly and solely to a particular date or period, in which case, subject to the limitations applicable to the particular date or period, they will be true and correct in all material respects on and as of the Closing Date with respect to such date or period.

Section 6.2    Agreements and Covenants. CSI and the CSI Shareholders shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date.

Section 6.3    Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 6.4     No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of CSI shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 6.5     Other Closing Documents. PBCW shall have received such certificates, instruments and documents in confirmation of the representations and warranties of CSI and the CSI Shareholders, the performance of CSI and the CSI Shareholders’ respective obligations hereunder and/or in furtherance of the transactions contemplated by this Agreement as PBCW or its counsel may reasonably request.

Section 6.6     Documents. CSI and the CSI Shareholders must deliver to PBCW at the Closing:

•	share certificates evidencing the number of CSI Shares, along with executed share transfer forms transferring such CSI Shares to PBCW;

•	this Agreement to which the CSI and the CST Shareholders is a party, duly executed;

•
such other documents as PBCW may reasonably request for the purpose of (A) evidencing the accuracy of any of the representations and warranties of the CSI and the CSI Shareholders , (B) evidencing the performance of, or compliance by CSI and the CSI Shareholders with, any covenant or obligation required to be performed or complied with by CSI and the CSI Shareholders, as the case may be, (C) evidencing the satisfaction of any condition referred to in this Article VI, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

Section 6.7    No Claim Regarding Stock Ownership or Consideration. There must not have been made or threatened by any Person, any claim asserting that such Person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the CSI Shares, or any other stock, voting, equity, or ownership interest in, CSI, or (b) is entitled to all or any portion of the PBCW Shares.

ARTICLE VII

POST-CLOSING AGREEMENTS

Section 7.1     SEC Documents. From and after the Closing Date, in the event the SEC notifies PBCW of its intent to review any Public Report filed prior to the Closing Date or PBCW receives any oral or written comments from the SEC with respect to any Public Report filed prior to the Closing Date, PBCW shall promptly notify the PBCW Controlling Stockholders and the PBCW Controlling Stockholders shall reasonably cooperate with PBCW in responding to any such oral or written comments.

ARTICLE VIII

INDEMNIFICATION

Section 8.1     Survival of Provisions. The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall expire on the first day of the one-year anniversary of the Closing Date (the “Survival Period”). The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

Section 8.2     Indemnification.

•
Indemnification Obligations in favor of the Controlling Stockholders of PBCW. From and after the Closing Date until the expiration of the Survival Period, CSI shall reimburse and hold harmless the PBCW Controlling Stockholder (each such person and his heirs, executors, administrators, agents, successors and assigns is referred to herein as a “PBCW Indemnified Party”) against and in respect of any and all damages, losses, settlement payments, in respect of deficiencies, liabilities, costs, expenses and claims suffered, sustained, incurred or required to be paid by any PBCW Indemnified Party, and any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other procedures or investigation against any PBCW Indemnified Party, which arises or results from a third party claim brought against a PBCW Indemnified Party to the extent based on a breach of the representations and warranties with respect to the business, operations or assets of CSI. All claims of PBCW pursuant to this Section 8.2 shall be brought by the PBCW Controlling Stockholders on behalf of PBCW and those Persons who were stockholders of PBCW Company immediately prior to the Closing Date. In no event shall any such indemnification payments exceed $100,000 in the aggregate from CSI. No claim for indemnification may be brought under this Section 8.2(a) unless all claims for indemnification, in the aggregate, total more than $10,000.

•
Indemnification in favor of CSI and the CSI Shareholders. From and after the Closing Date until the expiration of the Survival Period, the PBCW Controlling Stockholders will, severally and not jointly, indemnify and hold harmless CSI, the CSI Shareholders, and their respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may “control” (within the meaning of the Securities Act) any of the forgoing persons or entities (hereinafter referred to individually as a “CSI Indemnified Person”) from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees, (collectively, “Damages’’) arising out of any (i) any breach of representation or warranty made by PBCW or the PBCW Controlling Stockholders in this Agreement, and in any certificate delivered by PBCW or the PBCW Controlling Stockholders pursuant to this Agreement, (ii) any breach by PBCW or the PBCW Controlling Stockholders of any covenant, obligation or other agreement made by PBCW or the PBCW Controlling Stockholders in this Agreement, and (iii) a third-party claim based on any acts or omissions by PBCW or the PBCW Controlling Stockholders. In no event shall any such indemnification payments exceed $100,000 in the aggregate from all PBCW Controlling Stockholders. No claim for indemnification may be brought under this Section 8.2(b) unless all claims for indemnification, in the aggregate, total more than $10,000.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1     Publicity. No party shall cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless a press release or announcement is required by Jaw. If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non-disclosing parties prior notice and an opportunity to comment on the proposed disclosure.

Section 9.2     Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

Section 9.3    Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

Section 9.4     Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) or facsimile to the parties at the following addresses:

If to CSI or the CSI Shareholders, to:

Lindsay Taliento
412 Westside Drive
Rochester, NY 14624
Tel: 585-370-4303

Peter Schuster
140 Island Way #280
Clearwater, FL 33767
Tel: 727-479-5000

Danielle Pannoni
17337 Kennedy Drive
North Redington Beach, FL 33708
Tel: 585-831-3787

Allison Drogan
51 Woodhaven Drive
Rochester, NY 14625
Tel: 585-749-8563

If to PBCW or the PBCW Controlling Stockholders, to:

Pub Crawl Holdings, Inc.
c/o The Law Office of Conrad C. Lysiak, P.S.
601 West First Avenue
Suite 903
Spokane, Washington 99201
Tel: (509) 624-1475

or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 9.4 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other party hereto as provided in this Section 9.4.

Section 9.5    Entire Agreement. This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 9.6    Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 9.7     Titles and Headings. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 9.8     Counterparts. This Agreement may be executed in two or more counterparts. each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Fax and PDF copies shall be considered originals for all purposes.

Section 9.9     Convenience of Forum: Consent to Jurisdiction. The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of Nevada, and/or the United States District Court for Nevada, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 9.4.

Section 9.10  Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.11   Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Nevada without giving effect to the choice of law provisions thereof.

Section 9.12  Amendments and Waivers. Except as otherwise provided herein, no amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

[REST OF PAGE DELIBERATELY LEFT BLANK]

[SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Career Start, Inc.

LINDSAY TALIENTO	PETER SCHUSTER
Lindsay Taliento	Peter Schuster

President/CEO/Director	Secretary/Treasurer/Director

DANIELLE PANNONI	ALLISON DROGAN
Danielle Pannoni	Allison Drogan

Vice President-Sales/Director	Director

PUB CRAWL HOLDINGS, INC.

BRIAN MCFADDEN
Name: Brian McFadden
Title: Chief Executive Officer

PBCW CONTROLLING STOCKHOLDERS

BRIAN MCFADDEN	MICHELLE PANNONI
Name: Brian McFadden	Michelle Pannoni

CSI SHAREHOLDERS – SCHEDULE I

LINDSAY TALIENTO	PETER SCHUSTER
Lindsay Taliento	Peter Schuster

DANIELLE PANNONI	ALLISON DROGAN
Danielle Pannoni	Allison Drogan

SCHEDULE I

Name	CSI SHARES HELD	PBCW Shares To Be Issued
Lindsay Taliento 412 Westside Drive Rochester, NY 14624 Tel: 585-370-4303	660,000	31,114,286

Peter Schuster 140 Island Way #280 Clearwater, FL 33767 Tel: 727-479-5000	150,000	7,071,429

Danielle Pannoni 1733 7 Kennedy Drive North Redington Beach, FL 33708 Tel: 585-831-3787	140,000	6,600,000

Allison Drogan 51 Woodhaven Drive Rochester, NY 14625 Tel: 585-749-8563	50,000	2,357,143